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                                  July 26, 2000

Dear Fellow Captec Shareholder:

Over the past few weeks, some of you have received several letters and phone calls from Phil Goldstein, who runs a small money management firm called Opportunity Partners, L.P. We have heard from many of you, and thank you for your supporting our Board in rejecting Mr. Goldstein's baseless allegations and his ill-conceived effort to remove our board of directors and take control of the company without so much as a business plan, or the guidance of experienced managers or directors. If you have not done so already, we urge you to vote the WHITE proxy card FOR the election of Captec's director nominees (Proposal 1), and AGAINST the two shareholder proposals (Proposals Two and Three).

DO NOT BE MISLED BY PHIL GOLDSTEIN

In his latest letter to shareholders, Mr. Goldstein ignores many of the questions that shareholders are asking and raises disturbing questions about his credibility:

DO PHIL GOLDSTEIN OR ANY OF HIS ASSOCIATES HAVE ANY IDEA HOW TO RUN A REIT?

> Mr. Goldstein didn't think it was important to enlighten Captec shareholders about his or his nominees' complete lack of experience in any type of real estate business. Instead, in his latest communication, Mr. Goldstein simply continued his practice of quoting or paraphrasing messages posted on the internet from unnamed sources. Goldstein now thinks he can run Captec without any experience because an unnamed source told him that "triple net leasing is not rocket science."

> In the most striking evidence of his lack of any sort of plan for Captec, he states in his letter that he "already had expressions of interest from qualified candidates...." Who are these "candidates"? Mr. Goldstein won't tell us and he hasn't told you. It speaks volumes that Mr. Goldstein has thus far failed to have a plan in place ONLY TWO WEEKS BEFORE HE HOPES TO ASSUME CONTROL OF THE COMPANY AND REMOVE CURRENT MANAGEMENT. We believe that turning over control of Captec's fundamentally strong operations to a mutual fund investor with no experience is risky business at best. Asking shareholders to replace an experienced board and management team with people who have neither experience nor any business plan is entirely irresponsible and will be destructive to shareholder value.

GOLDSTEIN MISLEADS SHAREHOLDERS ABOUT CAPTEC'S PERFORMANCE

> Actually, Mr. Goldstein doesn't want you to consider Captec's financial performance at all. Goldstein knows that despite a depressed market for REIT stocks, Captec's management deserves credit for generating increased revenues and funds from operations, the measures by which REIT operations are measured, and ultimately how REIT stocks are valued. But in his proxy statement and two subsequent letters he never once refers to any aspect of Captec's business or its performance, including the fact that SINCE 1997 OUR COMPOUNDED ANNUAL GROWTH RATE IN REVENUES AND FFO PER SHARE ARE 47% AND 26%, RESPECTIVELY.

> Mr. Goldstein plays fast and loose with his stock performance comparisons. He asks shareholders to consider that our stock once traded as low as $6 per share, but conveniently fails to mention that the stock is now trading at $11. Mr. Goldstein acknowledges that REITs are in a tough market but uses stock performance statistics that fail to mention whom he is comparing Captec with and over what time period.


                                                     (continued on back of page)

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>   Amazingly, Mr. Goldstein, who was unknown to many of our shareholders prior to this proxy contest, attempts to take credit for the recent stock price increase that occurred after our decision to retain our REIT status and not merge with Captec Financial Group. Nothing could be further from the truth. Our decision to retain our current corporate structure was made after listening to both our institutional and individual holders from December through early spring of this year. GOLDSTEIN ONLY BEGAN TO BUY SHARES IN FEBRUARY, AND NEVER EXPRESSED HIS VIEWS TO MANAGEMENT BEFORE LAUNCHING HIS HOSTILE CAMPAIGN. THE FACT IS THAT CAPTEC'S SHARES ARE TRADING APPROXIMATELY 27% HIGHER THAN THE LAST CLOSING PRICE ON THE DAY PRIOR TO THE ANNOUNCEMENT OF THE PLAN OF MERGER.

We believe our stock price is now higher because of strong fundamental performance and the fact that we have made clear to the market that we are actively exploring all strategic alternatives for maximizing value, including a possible sale of the company. Mr. Goldstein makes numerous false and misleading allegations against Captec's management, insinuating that the stock price would be higher except for the stock market's lack of trust in management. Nothing could be further from the case. In fact, a highly respected investment firm recently reiterated our stock as a "buy", and stated in its latest research report:

"The company continues to be distracted by a highly publicized proxy fight, which is being led by 2% shareholder Phillip Goldstein, in an attempt to replace CRRR's current board with his hand-selected nine candidates. The conclusion of this battle will be determined at its August 9 annual shareholder meeting. WE REMAIN CONFIDENT IN CRRR'S CURRENT MANAGEMENT TEAM AND BOARD OF DIRECTORS." (No emphasis added) Robertson Stephens Research Report, July 12, 2000*.

ACT NOW TO SUPPORT YOUR BOARD OF  DIRECTORS TO PRESERVE AND MAXIMIZE VALUE

Mr. Goldstein is a short-term investor who attempts to produce immediate market gains for his clients in highly-publicized campaigns by pressuring "closed-end" mutual funds to switch to an open-end format so that its assets will trade at their market values. But Captec is not a closed-end mutual fund. Increasing value in our business requires the ability to maintain and build operations and to grow its revenues and funds from operations over time. We continue to believe that the best way for our company to maximize value is to continue our strong financial performance as we explore ways of unlocking our underlying value, including a possible sale of the company.

If you agree, the time to act is now. please take a moment now to sign, date and return your WHITE proxy card. Management recommends that you vote FOR the Captec nominees, and AGAINST the two shareholder proposals. If you previously voted a green card and wish to change your vote, you may change your vote by voting the WHITE card today. If you need assistance in voting your shares, please call Georgeson Shareholder Communications Inc. at 1-800-223-2064. We thank you again for your support.

Sincerely,



Patrick L. Beach
Chairman
Captec Net Lease Realty, Inc.


*Excerpted without permission of the author.